Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

YBB TECHNOLOGY INC.

and

Fresh2 Information Inc

dated as of

March 22, 2024

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 22, 2024, is entered into between YBB TECHNOLOGY INC., a New Jersey corporation (“Seller”), Fresh2 Group Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Fresh2”), and Fresh2 Information Inc, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on in Schedule A including the Schedule A(a) (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02 Intentionally reserved.

Section 1.03 No Liabilities/Assumption of Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, except for the liabilities incurred in the Disclosure Schedules or specified in this Agreement or other agreements of the Buyer.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) 112,500,000 shares of Class A ordinary stock (the “Shares”) of the Fresh2 issued to the Seller, at a price of $0.04 per share, with value of $4,500,000, and (ii) $150,000 (“Cash Consideration”) (together, “Purchase Price”). The Buyer shall pay the Cash Consideration to the Seller within 31 days after the Closing. After Closing, Seller shall not sell, assign, pledge or transfer any Shares without a written consent from the Fresh2 except for the transfer to the Shareholders. The Cash Consideration shall be used to pay or fulfill the remaining debts or obligations of the Seller as of the date of this Agreement except for the obligations to Shareholder Loans.

Section 1.05 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with the Disclosure Schedules/as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within three business days after with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Buyer or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Schedule C hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) any necessary assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption to Buyer of the Purchased Assets;

(iii) If necessary, an assignment in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased Assets to Buyer;

(iv) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(v) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Shares as set forth in Section 1.04.

(c) After Closing, the Seller shall provide reasonable supports to the Buyer and its affiliates to complete the following items, including

(i) The Buyer’s management meeting,

(ii) Buyer’s shareholder meeting,

(iii) The input of information of suppliers and customers to any IT system or platform of Seller,

(iv) The meeting of Buyer with any existing supplier of the Seller, and

(v) The meeting of Buyer with any existing customer of the Seller.

If any of the above items were not completed due to Seller’s failure to perform this Section 2.02 (c), the related Purchased Assets to such item shall not be regarded as delivered to Buyer.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04 Condition of Assets. The Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05 Intentionally reserved.

Section 3.06 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Disclosure Schedules list all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Disclosure Schedule, (i) all such Intellectual Property is valid, subsisting and in full force and effect; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Disclosure Schedules list (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date.

(c) Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.07 Assigned Contracts. Intentionally reserved.

Section 3.08 Permits. Disclosure Schedules list all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.09 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10 Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.11 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.14 Securities Representation. The Seller hereby confirms that the Shares to be acquired by the Seller hereunder (subject to the terms and conditions herein) will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than pursuant to an effective registration statement or an available exemption therefrom), and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (other than pursuant to an effective registration statement or an available exemption therefrom). The Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such securities. The Seller understands that the Shares to be acquired, subject to the terms and conditions herein, have not been, and until registered, will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that Company has no obligation to register or qualify the securities for resale. The Seller understands that the Shares may, be notated with a customary Securities Act legend. The Seller represents that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE IV
Representations and warranties of
buyer AND FRESH2

The Buyer and FRESH2, each acting individually and together in a joint capacity, hereby represent and warrant to the Sellers that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

Section 4.01 Capitalization of FRESH2. The Shares will be validly issued, fully paid and nonassessable as of the Closing. Upon the Closing, the Seller will acquire title to the Shares, free and clear of all Lien.

Section 4.02 Authorization. The Buyer and FRESH2 each have full power and authority to enter into this Agreement. The Agreement to which the Buyer and FRESH2 are parties, when executed and delivered by each of them, will constitute valid and legally binding obligations of the Buyer and FRESH2, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.03 Compliance with Laws and Other Instruments. The Buyer and FRESH2 are each in compliance with all applicable laws in all aspects, except for those instances of noncompliance where the failure to do so would not individually or in the aggregate have the material adverse effect of Buyer or FRESH2. Except as otherwise disclosed in the SEC filed documents, neither the Buyer nor FRESH2 is in violation of its respective bylaws, shareholders agreements, or equivalent constitutive documents as currently in effect.

Section 4.04 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Seller in Section 3 of this Agreement, except as required by the applicable securities laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and governments is required on the part of the Buyer and/or FRESH2 in connection with the consummation of the transactions under this Agreement.

Section 4.05 No Litigation. Except as otherwise disclosed in the filed SEC documents, (1) there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Buyer and/or FRESH2, currently threatened against the Buyer, and (2) there is no material action, suit, proceeding or investigation by the Buyer and/or FRESH2 pending or which the Buyer and/or FRESH2 intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the Buyer and/or FRESH2 that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the transactions under this Agreement.

Section 4.06 Enforceability. The Agreement, when executed and delivered by the Buyer and/or FRESH2, shall constitute valid and legally binding obligations of such party, enforceable against such party in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.07 No Insolvency. The Buyer and/or FRESH2 are not insolvent. There are no circumstances which would entitle any person to successfully present a petition for the winding-up or administration of the Buyer and/or FRESH2 or to appoint a receiver over the whole or any part of the undertaking or assets of the Buyer and/or FRESH2.

Section 4.08 Required Approvals. As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by law, FRESH2 shall make all filings and notifications required by law to be made by them in connection with the transactions under this Agreement, if any. FRESH2 and the Buyer shall, cooperate with the Seller and its affiliates with respect to all filings and notifications that are required by law to be made in connection with the transactions under this Agreement.

Section 4.09 Valid Consideration. FRESH2 has received, valid and sufficient consideration for the issuance of Shares to the Seller as contemplated under this Agreement. Such consideration is lawful, adequate, and has been agreed upon by both the Buyer and FRESH2, fulfilling all necessary obligations and conditions precedent for the issuance of said Shares. The transaction, involving the provision of consideration and the subsequent receipt and acceptance of such consideration by FRESH2, has been executed in full compliance with all applicable laws, regulations, and corporate governance requirements.

ARTICLE V
Covenants

Section 5.01 Intentionally reserved.

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.05 Employee Matters.

(a) Transition Services. The Seller shall provide assistance and services to the Buyer and access to and use of the Seller’s personnel in order to effectuate the Closing and orderly transition of the assets to the Buyer.

Section 5.06 Intentionally reserved.

Section 5.07 Seller’s Shareholder’s Non-Compete and Confidentiality Obligations. Each of the shareholders of Seller and the controlling persons of such shareholders as of the date of this Agreement (“Shareholders”), shall agree that from the date of this Agreement until the end of 5th year thereafter, such Shareholder (i) shall not, without the prior written consent of the Buyer and Seller, engage in areas related to the food wholesale business of the Buyer and Seller and their affiliate, and will not be employed by any employer other than the Buyer, Seller and their affiliates, to engage in the food wholesale business of the Buyer, Seller and their affiliates, and (ii) shall keep and hold all proprietary information of the Buyer, Seller and their affiliates in strict confidence and trust and will not use or disclose any proprietary information of the Buyer, Seller and their affiliates without the prior written consent of the Buyer and Seller. If the Buyer or Seller requests, each of the Shareholders, along with directors and officers of Seller as of the date of this Agreement, shall enter into a Confidentiality and Non-Competing Agreement with the Buyer, Seller and their affiliates. For the avoidance of doubt, each Shareholders’ employment or work for the companies listed in Schedule B shall not be subject to the non-compete obligations under this Section 5.07, provided that the Shareholders shall enter into a Confidentiality and Non-Competing Agreement with those companies listed in Schedule B. Furthermore, it is agreed that if the Buyer and Seller discontinues their business operations (either through sale of the company or its assets or otherwise) as they existed at the time of Closing, the obligations outlined in this Section, including non-compete and confidentiality commitments, will immediately terminate.

Section 5.08 All the loans from any previous shareholders or existing shareholders of the Seller to the Seller (“Shareholder Loans”), including but not limited to the loans in an amount of $31,9000 made by the shareholders of the Seller prior to the Closing, shall be converted to the capital contributions of such shareholders to the Seller as of the Closing, and all the principal, interests and other obligations of such Shareholder Loans shall be regarded as being paid off as of the Closing

Section 5.09 Disclosure and Responsibility for Pre-Existing Financial Obligations.

The Seller shall disclose to the Buyer all the indebtedness, loans, guarantee, securities rights, liens, tax liabilities, obligations, and other encumbrances incurred by the Seller and its affiliates or on any assets or securities of the Seller or its affiliates incurred prior to the effective date of this Agreement, prior to the Closing.

If there are any indebtedness, loans securities rights, liens, unpaid tax liabilities, penalties from any government, account payables, guarantees, pledge, obligations, or other encumbrances incurred by the Seller or its affiliates, or on any assets or securities of the Seller or its affiliates prior to the effective date of this Agreement, that are not disclosed in writing to the Buyer prior to the Closing (“Seller Undisclosed Obligations”), the Seller and Shareholders shall pay the full amount of or perform all the Seller Undisclosed Obligations immediately. The Buyer and its affiliates shall not be liable for any obligations under such Seller Undisclosed Obligations. The Shareholders shall be fully and jointly liable for any Seller Undisclosed Obligations and shall indemnify the Company, the Purchaser or its Affiliates and their respective shareholders other than the Sellers, directors, officers and agents (together, “Purchaser Indemnified Parties”) and hold any of Purchaser Indemnified Parties harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities arising out of such Seller Undisclosed Obligations. However, the joint and individual liability of the Sellers for any such Seller Undisclosed Obligations shall be capped and not exceed the total market value of the Restricted Shares held by each Seller at the time when the Company, the Purchaser, and its Affiliates are required to fulfill any payments or obligations arising from such Seller Undisclosed Obligations.

ARTICLE VI
Indemnification

Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

Section 6.03 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	2301 Borden Ave, Long Island City, NY, 11101 Mark.Tian@ybb.plus

If to Buyer:	Address: 880 3rd Ave, 7th floor, New York, NY 10022 E-mail: shareholder@fresh2.co

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Delaware and county of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

Fresh2 Group Limited

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

Fresh2 INforMATION INC

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

YBB TECHNOLOGY INC.

By:	/s/ Peng Tian
Name:	Peng Tian
Title:	CEO

LangLegacy Holdings LLC

By:	/s/ Tao Lang
Name:	Tao Lang
Title:	President

FSML Holdings LLC

By:	/s/ Feng Liu
Name:	Feng Liu
Title:	Owner

Abla Ventures Inc

By:	/s/ Shi Shu Chen
Name:	Shi Shu Chen
Title:	President

Jicheng Wang

/s/ Jicheng Wang

Hao Tang

/s/ Hao Tang

Peng Tian

/s/ Peng Tian

Tuo Su

/s/ Tuo Su

Schedule A

Purchased Assets:

All inventory, account receivable and account payable, technology platform, source code, equipment, machinery, units, appliances, communications equipment, computer hardware and software, tools, and other assets that is related to the food wholesale business of Seller with restaurants and organizations.

Intellectual Property: All Intellectual Property rights throughout the world that is related to the food wholesale business of Seller with restaurants and organizations, including all (i) patents and pending applications therefor, (ii) registered or unregistered trademarks or service marks, trade names, brand names, trade dress, logos and all goodwill associated therewith and all internet domain names, and registrations and renewals in connection therewith, excluding the trademarks, brand names, domain names, and logos that are used for business of the Seller other than the food wholesale business; (iii) copyrights (registered or unregistered), databases, web sites, computer source code, programs and other software, and (iv) trade secrets, know how, inventions, engineering designs, drawings, specifications formulae, technology, processes and other confidential information.

Books and Records: All the Books and Records that are related to the food wholesale business of Seller with restaurants and organizations.

Licenses and Permits: All the Licenses and Permits that are related to the food wholesale business of Seller with restaurants and organizations.

List of account receivables and account payables:

Account Payable

WholeSale	AP
泰禾	21357.48
傲龍	3271.5
Au	8643.15
錦昌	10662.74
千禧	1971
傑克兄弟	3163.5
泰禾	20701.24
大王	1400
金泰	1328
紅頂	1636
Au	2310.81
味全	3695
QV	4876.85
福宮	2988
千禧	2346
錦昌	15136.32
華芮	981
傲龍	1939
華芮	3308
锦昌	9216.67
日旺	825
香腸車間	23028.6
144785.86

Last Mile
Heft Drivers	282374.9
Jie Liu	31000

NYP Program
Hop Hing	11726

Account Receivable:

WholeSale	AR
敦煌長島店	3612.04
敦煌法拉盛	3318.99
敦煌倉庫	1012.28
老高燒烤	3762.7
十秒到	4193.32
總領館	2017.49
新世界客來勤	2551.73
紐約美食城-客來勤	1726.13
三寶燒烤	1717.94
廣東潮汕粉腸	3055.68
榕城海鮮樓（漁火）	1629.37
魚躍龍門	1708.85
1號食堂	729.78
泉水魚莊	125.53
局氣	4735.05
麻辣香鍋	2908.55
食悅麻辣拌	293.2
鈺錕燒餅	954.01
40052.64

Last Mile
Heft	179882.75

NYP Program
Intend Inc	21027

List of inventory:

Please see the attached Schedule A(a)

Schedule B

Speed Xpress INC. and its affiliates

Accelerated Global Solutions Inc and its affiliates

Heft logstics INC.

Heft Operations LLC

Heft Management LLC and its affiliates

Accelerated Global Solutions Inc

Amazon.com INC and its affiliates

Chihuly INC.

Schedule C

Bill of Sale

BILL OF SALE

This Bill of Sale (“Bill of Sale”) is being entered into as of [ ], 2024, by and between Fresh2 Information Inc, a Delaware corporation (the “Purchaser”) and YBB TECHNOLOGY INC, a New Jersey corporation (the “Seller”). The Seller and the Purchaser are referred to collectively in this Bill of Sale as the “Parties.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

The Parties, along with the Shareholders, have entered into an Asset Purchase Agreement dated as of [ ], 2024 (the “Asset Purchase Agreement”) which provides for the purchase by the Purchaser of the Purchased Assets from the Seller and for certain related transactions.

This Bill of Sale is being entered into pursuant to Sections 2.02 of the Asset Purchase Agreement.

AGREEMENT

Now, therefore, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Bill of Sale, intending to be legally bound, agree as follows:

1. Sale and Assignment.

Subject to the terms of the Asset Purchase Agreement, the Seller does hereby sell, transfer, convey and assign to the Purchaser all of the Seller’s right, title and interest as of the Closing in and to the Purchased Assets.

2. No additional rights, obligations or limitation of remedies. Nothing contained in this Bill of Sale is intended to provide any rights to the Purchaser or the Seller beyond those rights expressly provided to such Party in the Asset Purchase Agreement. Nothing contained in this Bill of Sale is intended to impose any obligations or liabilities on the Purchaser or the Seller beyond those obligations and liabilities imposed on such Party in the Asset Purchase Agreement.

Nothing contained in this Bill of Sale is intended to limit or restrict in any manner any of the rights or remedies available to the Purchaser or the Seller under the Asset Purchase Agreement.

3. Further Assurances.

It is the intent of the parties that all of the Seller’s right, title and interest in and to each of the Purchased Assets be transferred, assigned and conveyed to the Purchaser as set forth above. Each Party will, to the extent reasonably requested by the other Party and at such other Party’s sole expense, execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing the intent of this Bill of Sale.

4. Miscellaneous Provisions.

(a) Governing Law. This Bill of Sale will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

(b) Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be delivered in accordance with the Asset Purchase Agreement.

(c) Severability. In the event that any provision of this Bill of Sale, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Bill of Sale, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

(d) Entire Agreement. This Bill of Sale, the Asset Purchase Agreement, and the Voting Agreement and Proxy, together set forth the entire understanding of the Parties, and supersede all other agreements and understandings between the Parties, relating to the subject matter hereof and thereof.

(e) Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Bill of Sale, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Bill of Sale, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(f) Amendments. This Bill of Sale may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

(g) Counterparts. This Bill of Sale may be executed in one or more counterparts, and delivered by facsimile, each of which counterpart will constitute an original and all of which, when taken together, will constitute one agreement.

(h) Interpretation of Agreement.

(i) Each Party acknowledges that it has participated in the drafting of this Bill of Sale, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Bill of Sale.

(ii) Whenever required by the context hereof, the singular number will include the plural, and vice versa.

(iii) As used in this Bill of Sale, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

(iv) Unless the context otherwise requires, references in this Bill of Sale to “Sections” are intended to refer to Sections of this Bill of Sale.

(v) The bold-faced headings contained in this Bill of Sale are for convenience of reference only, will not be deemed to be a part of this Bill of Sale and will not be referred to in connection with the construction or interpretation of this Bill of Sale.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed as of the date first written above by their duly authorized representatives.

YBB TECHNOLOGY INC

By:	/s/ Peng Tian
Name:	Peng Tian
Title:	CEO

Fresh2 INforMATION INC

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	CEO